Exhibit 3.1

RESTATED CERTIFICATE OF INCORPORATION

OF

POPE & TALBOT, INC.

(as amended as of May 5, 2005)

The following version of the Restated Certificate of Incorporation of Pope & Talbot, Inc., a Delaware corporation (the “Corporation”), has been prepared for filing with the Securities and Exchange Commission and includes the amendments reflected in the Certificate of Amendment filed with the Delaware Secretary of State on May 5, 2005:

FIRST: The name of the Corporation is: POPE & TALBOT, INC.

SECOND: The address of the registered office of the Corporation in the State of Delaware is 100 West Tenth Street in the City of Wilmington, County of New Castle, and the name of its registered agent at that address is The Corporation Trust Company.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH: The Corporation shall be authorized to issue two classes of shares of stock to be designated, respectively, “Preferred Stock” and “Common Stock.” The total number of shares which the Corporation shall have authority to issue is Thirty-one Million Five Hundred Thousand (31,500,000) and the aggregate par value of all shares of stock that are to have a par value shall be Forty-five Million Dollars ($45,000,000). The total number of shares of Preferred Stock shall be One Million Five Hundred Thousand (1,500,000), and the par value of each such share of such class shall be Ten Dollars ($10.00). The total number of shares of Common Stock shall be Thirty Million (30,000,000), and the par value of each such share of such class shall be One Dollar ($1.00).

The shares of Preferred Stock may be issued from time to time in one or more series. The Board of Directors is hereby authorized, by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof, including but not limited to the fixing or alteration of the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), the redemption price or prices, and the liquidation preferences of any wholly unissued series of shares of Preferred Stock, or any of them; and to increase or decrease the number of shares of any series subsequent to the issue of the shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

1. Designation of Series A Junior Participating Preferred Stock. There is hereby designated a series of Preferred Stock (which term is used throughout this resolution with the meaning given in said Article FOURTH) with a par value of ten dollars ($10) per share, of the Corporation, as the “Series A Junior Participating Preferred Stock” (the “Junior Preferred Stock”).

2. Number of Shares; Terms, Preferences, Voting Powers, Restrictions and Qualifications. The total number of shares to constitute the Junior Preferred Stock is hereby designated as 300,000 shares, and the terms, preferences, voting powers, restrictions and qualifications of the Junior Preferred Stock are hereby fixed as follows:

2.1 Authorized Shares. The total authorized amount of the Junior Preferred Stock shall be 300,000 shares with a par value of ten dollars ($10) per share. Such number of shares may be increased or decreased by resolution of the Board of Directors; provided, that no decrease shall reduce the number of shares of Junior Preferred Stock to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the Corporation convertible into Junior Preferred Stock.

2.2 Dividends and Distributions.

(A) Subject to the prior and superior rights of the holders of any shares of any series of Preferred Stock ranking prior and superior to the Junior Preferred Stock with respect to dividends, the holders of shares of Junior Preferred Stock, in preference to the holders of Common Stock of the Corporation (the “Common Stock”), and of any other junior stock, shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, quarterly dividends payable in cash on the first day of March, June, September and December in each year (each such date being referred to herein as a “Quarterly Dividend Payment Date”), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Junior Preferred Stock, in an amount per share (rounded to the nearest cent) equal to the greater of (a) $35 or (b) subject to the provision for adjustment hereinafter set forth, 100 times the aggregate per share amount of all cash dividends, and 100 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions, other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Common Stock since the immediately preceding Quarterly Dividend Payment Date or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Junior Preferred Stock. In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the amount to which holders of shares of Junior Preferred Stock were entitled immediately prior to such event under clause (b) of the preceding sentence shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(B) The Corporation shall declare a dividend or distribution on the Junior Preferred Stock as provided in paragraph (A) of this Section 2.2 immediately after it declares a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock); provided that, in the event no dividend or distribution shall have been declared on the Common Stock during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, a dividend of $30 per share on the Junior Preferred Stock shall nevertheless be payable on such subsequent Quarterly Dividend Payment Date.

(C) Dividends shall begin to accrue and be cumulative on outstanding shares of Junior Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issue of such shares, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Junior Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Junior Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Junior Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be not more than 60 days prior to the date fixed for the payment thereof.

2.3 Voting Rights. The holders of shares of Junior Preferred Stock shall have the following voting rights:

(A) Subject to the provision for adjustment hereinafter set forth, each share of Junior Preferred Stock shall entitle the holder thereof to 100 votes on all matters submitted to a vote of the stockholders of the Corporation. In the event the Corporation shall at any time after April 25, 1988 declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the number of votes per share to which holders of shares of Junior Preferred Stock were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(B) Except as otherwise provided herein, in the Certificate of Incorporation, in any other Resolution of the Board of Directors of the Corporation creating a series of Preferred Stock, or by law, the holders of shares of Junior Preferred Stock and the holders of shares of Common Stock and any other capital stock of the Corporation having general voting rights shall vote together as one class on all matters submitted to a vote of stockholders of the Corporation.

(C) Except as set forth herein, holders of Junior Preferred Stock shall have no voting rights.

2.4 Certain Restrictions.

(A) Whenever quarterly dividends or other dividends or distributions payable on the Junior Preferred Stock as provided in Section 2.2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Junior Preferred Stock outstanding shall have been paid in full, the Corporation shall not:

(1) declare or pay dividends, or make any other distributions, on any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Junior Preferred Stock;

(2) declare or pay dividends, or make any other distributions, on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Junior Preferred Stock, except dividends paid ratably on the Junior Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

(3) redeem or purchase or otherwise acquire for consideration shares of any stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Junior Preferred Stock, provided that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such junior stock in exchange for shares of any stock of the Corporation ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Junior Preferred Stock; or

(4) redeem or purchase or otherwise acquire for consideration any shares of Junior Preferred Stock, or any shares of stock ranking on a parity with the Junior Preferred Stock except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

(B) The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under paragraph (A) of this Section 2.4 purchase or otherwise acquire such shares at such time and in such manner.

2.5 Reacquired Shares. Any shares of Junior Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock, subject to the conditions and restrictions on issuance set forth herein, in the Certificate of Incorporation, in any other Resolution of the Board of Directors of the Corporation creating a series of Preferred Stock, or as otherwise required by law.

2.6 Liquidation, Dissolution or Winding Up. Upon any liquidation, dissolution or winding up of the Corporation, no distribution shall be made (1) to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Junior Preferred Stock unless, prior thereto, the holders of shares of Junior Preferred Stock shall have received $7,000 per share, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment, provided that the holders of shares of Junior Preferred Stock shall be entitled to receive an aggregate amount per share, subject to the provision for adjustment hereinafter set forth, equal to 100 times the aggregate amount to be distributed per share to holders of shares of Common Stock, or (2) to the holders of shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Junior Preferred Stock, except distributions made ratably on the Junior Preferred Stock and all other such parity stock in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution or winding up. In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the aggregate amount to which holders of shares of Junior Preferred Stock were entitled immediately prior to such event under the proviso in clause (1) of the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

2.7 Consolidation, Merger, etc. In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case each share of Junior Preferred Stock shall at the same time be similarly exchanged or changed into an amount per share (subject to the provision for adjustment hereinafter set forth) equal to 100 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged. In the event the Corporation shall at any time declare or pay any dividend on Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Junior Preferred Stock shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

2.8 Redemption. The shares of Junior Preferred Stock shall not be redeemable.

2.9 Rank. The Junior Preferred Stock shall rank junior with respect to the payment of dividends and the distribution of assets to all series of the Corporation’s Preferred

Stock that specifically provide that they shall rank prior to the Junior Preferred Stock. Nothing herein shall preclude the Board from creating any series of Preferred Stock ranking on a parity with or prior to the Junior Preferred Stock as to the payment of dividends or the distribution of assets.

2.10 Amendment. The Certificate of Incorporation of the Corporation shall not be amended in any manner which would materially alter or change the powers, preferences or special rights of the Junior Preferred Stock so as to affect them adversely without the affirmative vote of the holders of at least two-thirds of the outstanding Junior Preferred Stock, voting together as a single series.

2.11 Fractional Shares. The Junior Preferred Stock may be issued in fractions of a share which shall entitle the holder, in proportion to such holder’s fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of the Junior Preferred Stock.

FIFTH: In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, repeal, alter, amend and rescind any or all of the By-laws of the Corporation.

SIXTH: By-laws shall not be made, repealed, altered, amended or rescinded by the stockholders of the Corporation except by the vote of the holders of not less than two-thirds of the total voting power of all outstanding shares of stock of the Corporation entitled to vote in the election of directors, considered for purposes of this Article SIXTH as one class.

SEVENTH: The number of directors of the Corporation shall be fixed from time to time by a By-law or amendment thereof duly adopted by the Board of Directors or by the stockholders acting in accordance with Article SIXTH hereof.

EIGHTH: The Board of Directors shall be and is divided into three classes, Class I, Class II and Class III. Such classes shall be as nearly equal in number of directors as possible. Each director shall serve for a term ending on the third annual meeting following the annual meeting at which such director was elected; provided, however, that the directors first elected to Class I shall serve for a term ending on the annual meeting next following the end of the calendar year 1979, the directors first elected to Class II shall serve for a term ending on the second annual meeting next following the end of the calendar year 1979, and the directors first elected to Class III shall serve for a term ending on the third annual meeting next following the end of the calendar year 1979. The foregoing notwithstanding, each director shall serve until his successor shall have been duly elected and qualified, unless he shall resign, become disqualified, disabled or shall otherwise be removed.

At each annual election, the directors chosen to succeed those whose terms then expire shall be of the same class as the directors they succeed, unless, by reason of any intervening changes in the authorized number of directors, the Board shall designate one or more directorships whose term then expires as directorships of another class in order more nearly to achieve equality of number of directors among the classes.

Notwithstanding the rule that the three classes shall be as nearly equal in number of directors as possible, in the event of any change in the authorized number of directors each director then continuing to serve as such shall nevertheless continue as a director of the class of which he is a member until the expiration of his current term, or his prior death, resignation or removal. If any newly created directorship may, consistently with the rule that the three classes shall be as nearly equal in number of directors as possible, be allocated to one of two or more classes, the Board shall allocate it to that of the available classes whose term of office is due to expire at the earliest date following such allocation.

NINTH: During any period when the holders of any Preferred Stock or any one or more series thereof, voting as a class, shall be entitled and shall have exercised their right to elect a specified number of directors, by reason of dividend arrearages or other contingencies giving them the right to do so, then and during such time as such right continues (1) the then otherwise authorized number of directors shall be increased by such specified number of directors, and the holders of the Preferred Stock or such series thereof, voting as a class, shall be entitled to elect the additional directors so provided for, pursuant to the provisions of such Preferred Stock or series; (2) each such additional director shall not be a member of Class I, Class II or Class III, but shall serve until the next annual meeting or until his successor shall be elected and shall qualify, or until his right to hold such office terminates pursuant to the provisions of such Preferred Stock or series, whichever is earlier; and (3) whenever the holders of such Preferred Stock or series thereof are divested of such rights to elect a specified number of directors, voting as a class, pursuant to the provisions of such Preferred Stock or series, the terms of office of all directors elected by the holders of such Preferred Stock or series, voting as a class pursuant to such provisions, or elected to fill any vacancies resulting from the death, resignation or removal of directors so elected by the holders of such Preferred Stock or series, shall forthwith terminate and the authorized number of directors shall be reduced accordingly.

TENTH: Elections of directors at an annual or special meeting of stockholders need not be by written ballot unless the By-laws of the Corporation shall so provide.

ELEVENTH: Directors may be removed from office only for cause if the Board of Directors of the Corporation is classified.

TWELFTH: No action shall be taken by the stockholders except at an annual or special meeting of stockholders.

THIRTEENTH: At any election of directors of the Corporation, a holder of any class or series of stock then entitled to vote in such election shall be entitled to as many votes as shall equal the number of votes which (except for this Article as to cumulative voting) he would be entitled to cast for the election of directors with respect to his shares of stock multiplied by the number of directors to be elected in the election in which his class or series of stock is entitled to vote, and each stockholder may cast all of such votes for a single nominee for director or may distribute them among the number to be voted for, or for any two or more of them as he may see fit.

FOURTEENTH: Special meetings of the stockholders of the Corporation for any purpose or purposes may be called at any time by the Board of Directors or by a majority of the members of the Board of Directors, or by a committee of the Board of Directors which has been duly designated by the Board of Directors and whose powers and authority, as provided in a resolution of the Board of Directors or in the Bylaws of the Corporation, include the power to call such meetings, but such special meetings may not be called by any other person or persons; provided, however, that if and to the extent that any special meeting of stockholders may be called by any other person or persons specified in any provisions of the Certificate of Incorporation or any amendment thereto or any certificate filed under Section 151(g) of the Delaware General Corporation Law (or any successor thereto), then such special meeting may also be called by the person or persons, in the manner, at the times and for the purposes so specified.

FIFTEENTH: (a) The affirmative vote of the holders of not less than eighty-five percent (85%) of the total voting power of all shares of stock of the Corporation entitled to vote in the election of directors, considered for purposes of this Article FIFTEENTH as one class, shall be required for the approval or authorization of any “business combination” (as hereinafter defined) with any “other entity” (as hereinafter defined) if, as of the record date for the determination of stockholders entitled to notice thereof and to vote thereon, such other entity is, directly or indirectly, the beneficial owner of more than 15% of the outstanding shares of the Common Stock of the Corporation; provided, however, that such 85% voting requirement shall not be applicable if:

(1) The business combination was approved by resolution of the Board of Directors of the Corporation prior to the acquisition by such other entity of the beneficial ownership of more than 15% of the outstanding shares of the Common Stock of the Corporation; or

(2) The business combination is solely between the Corporation and another corporation, 50% or more of the voting stock of which is owned by the Corporation; or

(3) The cash or fair market value of the property, securities or other consideration to be received per share by holders of the Common Stock of the Corporation in the business combination is not less than the highest per share price (including (i) brokerage commissions, (ii) soliciting dealers’ fees, (iii) dealer-manager compensation, and (iv) other expenses, including, but not limited to, costs of newspaper advertisements, printing expenses and attorneys’ fees) paid by such other entity in acquiring any of its holdings of the Corporation’s Common Stock.

(b) For purposes of this Article FIFTEENTH:

(1) The term “business combination” shall mean: (i) any merger or consolidation of the Corporation or of any subsidiary of the Corporation with or into any other entity; (ii) the sale, exchange or lease of all or any substantial part of the assets of the Corporation to any other entity; or (iii) any sale or lease to the Corporation or any subsidiary thereof in exchange for securities of the Corporation of any assets of any other entity or securities issued by such other entity, for which the approval of stockholders of the Corporation is required by law or by any agreement between the Corporation and any national securities exchange;

(2) The term “other entity” shall mean and include (i) any individual, corporation, partnership or other person; (ii) any other party which is an “affiliate” or “associate” (as those terms are defined in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934 as in effect on January 1, 1979) of any entity described in clause (i); (iii) any other party with which any entity described in clause (i) or any of its affiliates or associates have any agreement, arrangement or understanding, directly or indirectly, for the purpose of acquiring, holding, voting or disposing of shares of the Corporation; and (iv) the predecessors, successors or assigns of any entities described in clauses (i), (ii) or (iii) in any transaction or series of transactions not involving a public offering of the shares of the Corporation within the meaning of the Securities Act of 1933;

(3) Without limitation, any shares of stock of the Corporation which any other entity has the right to acquire pursuant to any agreement, or upon exercise of conversion rights, warrants or options, or otherwise, shall be deemed beneficially owned by such other entity;

(4) In calculating the percentage ownership of any other entity, the outstanding shares of the Common Stock of the Corporation shall include shares deemed owned by that other entity through application of subparagraph (3) above but shall not include any other shares of Common Stock which may be issuable pursuant to any agreement, or upon exercise of conversion rights, warrants or options, or otherwise;

(5) For the purposes of subparagraph (a)(3) of this Article FIFTEENTH, the term “other consideration to be received” shall mean and include Common Stock of the Corporation retained by its existing public stockholders in the event of a business combination with such other entity in which the Corporation is the surviving corporation; and

(6) With respect to any proposed business combination, the term “continuing director” shall mean a director who was a member of the Board of Directors prior to the time that any other entity involved in the proposed business combination acquired in excess of 15% of the outstanding shares of Common Stock of the Corporation.

(c) A majority of the continuing directors shall have the power and duty to determine, for purposes of this Article FIFTEENTH and on the basis of information known to them:

(1) Whether the proposed business combination is within the scope of this Article FIFTEENTH;

(2) Whether such other entity owns beneficially more than 15% of the outstanding shares of Common Stock of the Corporation;

(3) The per share value proposed to be paid to the holders of Common Stock of the Corporation in the business combination, within the meaning of subparagraph (a)(3) of this Article FIFTEENTH; and

(4) The highest price per share paid by such other entity, within the meaning of subparagraph (a)(3) of this Article FIFTEENTH.

Such determination, if made in good faith, shall be binding upon all parties.

(d) The stockholder vote, if any, required for business combinations not expressly provided for in this Article FIFTEENTH shall be such as may be required by applicable law.

(e) Nothing contained in this Article FIFTEENTH shall be construed to relieve any other entity from any fiduciary obligation imposed by statute or case law.

SIXTEENTH: The provisions set forth in this first sentence of this Article SIXTEENTH and in Articles SIXTH (dealing with the alteration of By-laws by stockholders), EIGHTH (dealing with the classified board), ELEVENTH (dealing with the removal of directors), TWELFTH (dealing with the prohibition against stockholder action without meetings) and FOURTEENTH (dealing with the power to call special meetings of the stockholders) may not be repealed or amended in any respect unless such repeal or amendment is approved by the affirmative vote of the holders of not less than two-thirds of the total voting power of all outstanding shares of stock of the Corporation entitled to vote in the election of directors, considered for purposes of this Article SIXTEENTH as one class. The provisions set forth in this second sentence of this Article SIXTEENTH and in Article FIFTEENTH (dealing with the 85% vote of stockholders required for certain business combinations) may not be repealed or amended in any respect unless such repeal or amendment is approved by the affirmative vote of the holders of not less than 85% of the total voting power of all outstanding shares of stock of the Corporation entitled to vote in the election of directors, considered for purposes of this Article SIXTEENTH as one class.

SEVENTEENTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred on stockholders herein are granted subject to this reservation. Notwithstanding the foregoing, the provisions set forth in Articles SIXTH, EIGHTH, ELEVENTH, TWELFTH, FOURTEENTH, FIFTEENTH and SIXTEENTH may not be repealed or amended in any respect unless such repeal or amendment is approved as specified in Article SIXTEENTH.

EIGHTEENTH: A Director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director, except for liability (i) for any breach of the Director’s duty of loyalty to the Corporation or its stockholders, (ii) for any acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law, or (iv) for any transaction s from which the Director derived any improper personal benefit. If the General Corporation Law is hereafter amended to authorize, with the approval of a corporation’s stockholders, further reductions in the liability of the Corporation’s directors for breach of fiduciary duty, then a Director of the Corporation shall not be liable for any such breach to the fullest extent permitted by the Delaware General Corporation Law as so amended.

Any repeal or modification of the foregoing provisions of this Article Eighteenth by the stockholders of the Corporation shall not adversely affect any right or protection of a Director of the Corporation existing at the time of such repeal or modification.